Exhibit 10.5

RETENTION STOCK OPTION AWARD AGREEMENT

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

2017 EQUITY INCENTIVE PLAN

Universal Stainless & Alloy Products, Inc. (the “Company”) grants to the Participant named below (“you”) [an Incentive/a Nonqualified] Stock Option to purchase the number of Shares set forth below (the “Option”).

Plan:	Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan
Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement
Participant:	[Name]
Type of Option:	[Incentive/Nonqualified] Stock Option
Grant Date:	[Date]
Number of Shares Purchasable:	[####]
Option Price per Share:	$[#.##], which is the Fair Market Value as of the Grant Date
Expiration Date:	[Date], which is [10] years from the Grant Date (or earlier if your Separation from Service occurs before this Expiration Date; see Exercise after Separation from Service below)
Exercisability Schedule:

The Option will become exercisable on the following schedule, as long as you do not have a Separation from Service before the applicable exercisability date or event:

Exercisability Date or Event% of Option Exercisable

Acceleration of Exercisability:	The Option will become fully exercisable upon your Separation from Service due to your Disability or death.

Exercise after Separation from Service:

Separation from Service for any reason other than death, Disability, or Cause: any non-exercisable portion of the Option expires immediately and any exercisable portion remains exercisable for 90 days after your Separation from Service for any reason other than death, Disability, or Cause.

Separation from Service due to death or Disability: any non-exercisable portion of the Option expires immediately and any exercisable portion remains exercisable for 12 months after your Separation from Service due to death or Disability.

Separation from Service for Cause: the entire Option, including any exercisable and non-exercisable portion, expires immediately upon Separation from Service for Cause.

THE Option may not be exercised after the original Expiration Date set forth above.

By signing below, you agree that the Option is granted under and governed by the terms of the Plan and this Stock Option Award Agreement (including the attached Stock Option Terms) (“Agreement”), as of the Grant Date.

PARTICIPANT	UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

Sign Name: _______________________________	Sign Name: _______________________________

Print Name: _______________________________	Print Name: _______________________________

Title: _____________________________________

STOCK OPTION TERMS

1.Grant of Option.

(a)The Option is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.

(b)You must accept the terms of this Agreement by returning a signed copy to the Company within 60 days after the Agreement is presented to you for review. You may not exercise any portion of the Option before you have accepted the terms of this Agreement. The Committee may unilaterally cancel and forfeit the Option in its entirety if you do not accept the terms of this Agreement.

(c)If designated above as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option. To the extent the Option fails to meet the requirements of an Incentive Stock Option or is not designated as an Incentive Stock Option, the Option will be a Nonqualified Stock Option.

2.Exercise of Option.

(a)Right to Exercise. The Option will be exercisable in accordance with the Exercisability Schedule, Acceleration of Exercisability, and Exercise after Separation from Service terms provided above, and all the rest of the terms of this Agreement. The Option, to the extent exercisable, may be exercised in whole or in part. The Option may not be exercised after it expires. No Shares will be issued upon the exercise of the Option unless the issuance and exercise comply with all applicable laws. For income tax purposes, Shares will be considered transferred to you on the date you properly exercise the Option. Until you have duly exercised the Option and Shares have been delivered, you will not have any rights as a Stockholder for those Shares (including voting or dividend rights).

(b)Method of Exercise. You may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”). The Exercise Notice must state your election to exercise the Option, the number of Option Shares that are being purchased, and any other representations and agreements that may be required by the Company. Together with the Exercise Notice, you must tender payment of the aggregate Option Price for all Shares exercised and all applicable withholding and other taxes. The Option will be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice and payment of the aggregate Option Price and all applicable withholding and other taxes.

3.Method of Payment. If you elect to exercise the Option, you must pay the aggregate Option Price, as well as any applicable withholding or other taxes, by cash or check. However, the Committee may—but is not required to—consent to payment in any of the following forms, or a combination of them together with cash or check:

(a)a “net exercise” under which the Company reduces the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Option Price and any applicable withholding;

(b)other consideration received by the Company under a cashless exercise program approved by the Company;

(c)surrender of other Shares owned by you that have a Fair Market Value on the date of surrender equal to the aggregate Option Price of the exercised Shares and any applicable withholding; or

(d)any other consideration that the Committee deems appropriate.

4.Restrictions on Exercise.

(a)You may not exercise the Option if (i) the Plan has not been approved by the Stockholders or (ii) the issuance of Shares upon exercise or the method of payment for those Shares would constitute a violation of any applicable law, regulation, or Company policy.

(b)Any issuance of Shares under the Option may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

(c)If a certificate for Shares is delivered to you under the Option, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Universal Stainless & Alloy Products, Inc. 2017 Equity Incentive Plan and a stock option award agreement entered into between the registered owner and Universal Stainless & Alloy Products, Inc. Copies of such plan and agreement are on file in the executive offices of Universal Stainless & Alloy Products, Inc.

In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions.

5.Transferability. The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you [; provided, however, that you may transfer the Option (a) pursuant to a domestic relations order by a court of competent jurisdiction or (b) to any Family Member in accordance with the “family transfers” provisions of the Plan by delivering to the Company a notice of assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a Family Member under this Section 5 will be effective until the Company has acknowledged such transfer or assignment in writing.]

6.Term of Option. The Option may not be exercised after it expires and may only be exercised in accordance with this Agreement.

7.Withholding.

(a)Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Option, including the grant, vesting, or exercise of the Option or the subsequent sale of Shares acquired upon exercise and (ii) does not commit to structure the terms of the Option to reduce or eliminate your liability for Tax-Related Items.

(b)You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of Section 17.3 of the Plan (or any successor provision).

[(c)If you make any disposition of Shares delivered under an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), you must notify the Company of that disposition within 10 days.]

8.Adjustment. Upon any event described in Section 15 of the Plan (or any successor provision) occurring after the Grant Date, the adjustment provisions of that section will apply to the Option.

9.Bound by Plan and Committee Decisions. By accepting the Option, you acknowledge that you have received a copy of the Plan, have had an opportunity to review the Plan, and agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all persons.

10.Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Option.

11.Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Option unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any stock exchange on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all applicable laws.

12.Miscellaneous.

(a)Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.

(b)Waiver. The waiver by any party to this Agreement of a breach of any provision of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c)Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded.

(d)Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.

(e)Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. This Agreement will be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereto submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania and agree that any related litigation must be conducted solely in the courts of Allegheny County, Pennsylvania or the federal courts for the United States for the Western District of Pennsylvania, where this Agreement is made and/or to be performed, and no other courts. You may be served with process in any manner permitted under Commonwealth of Pennsylvania law, or by United States registered or certified mail, return receipt requested.

(f)Headings. The headings contained in this Agreement are for convenience of reference only, and will not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(g)Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Option.

(h)Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of the Agreement, and each other provision will be severable and enforceable to the extent permitted by law.

(i)No Rights to Service. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law.

(j)Section 409A. It is intended that the Option will be exempt from (or in the alternative will comply with) Section 409A, and this Agreement will be administered and interpreted accordingly. This paragraph is not a guarantee of any particular tax effect for your benefits under this Agreement and the Company does not guarantee that these benefits will satisfy Section 409A or any other provision of the Code.

(k)Further Assurances. You must, upon request of the Company or the Committee, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Committee to implement the provisions and purposes of this Agreement.

(l)Clawback. All awards, amounts, or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

(m)Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.